EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE: 6/12/03                     CONTACT:  Lee Brown
                                                               719-481-7213
                                                         lbrown@ramtron.com

                       RAMTRON CORRECTS INACURATE ARTICLE

COLORADO SPRINGS, CO-June 12, 2003 -U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR), announced today that certain statements made about Ramtron's business and products in an article published on June 12, 2003 in an Asian electronics trade publication were not authorized by Ramtron and are not accurate. The following information is provided to correct certain material inaccuracies in the article.

Micron is not a licensee of Ramtron's ferroelectric random access memory
(FRAM) technology, and Ramtron has no knowledge of Micron's ferroelectric development efforts, if any.

Ramtron's FRAM products are currently in mass production and have been for some time. Ramtron has made no specific quantitative announcements regarding the mass production of FRAM memory and does not intend to announce projections of mass production volumes of FRAM memory products.

Ramtron currently supplies FRAM memory products to a variety of automotive system manufacturers in varying quantities. Ramtron did not announce that the company will produce 15-million FRAMs for automobiles per month, and a statement indicating such in the article is inaccurate.

Ramtron currently has a variety of product design-in programs with a number of Asian automotive manufacturers, as well as others worldwide. However, Ramtron is not engaged in joint development programs or market expansion efforts with any specific Asian automotive systems manufacturers.

The company currently supplies approximately 2-million FRAM products per month across its entire product line.

About Ramtron

Ramtron is the world leader in ferroelectric random access memory (FRAM) products -- new high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 719-481-7000 or 800-545-FRAM
(3726); FAX is 719-481-9294; e-mail address is info@ramtron.com. Homepage is
<http://www.ramtron.com>.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.
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